RESPIRONICS

     PRESS RELEASE

      Contact:         Daniel J. Bevevino       M. Wayne Boylston
                       Respironics, Inc.        Healthdyne Technologies, Inc.
                       Vice President & CFO     Vice President & CFO
                       412-733-0235             770-499-1212

      Media Contacts:  Sam Ostrow
                       Ostrow & Partners, Inc.
                       203-328-3018

                       Dorita A. Pishko
                       Respironics, Inc.
                       412-733-0209


              RESPIRONICS AND HEALTHDYNE TECHNOLOGIES ANNOUNCE
                       DEFINITIVE AGREEMENT TO MERGE

          PITTSBURGH, PA and MARIETTA, GA, November 11, 1997--The Board of Directors of Respironics, Inc. (NASDAQ/NMS Symbol: RESP) and Healthdyne Technologies, Inc. (NASDAQ/NMS Symbol: HDTC) announced today that they have unanimously approved a definitive agreement to merge, forming an international respiratory company with revenues of $350 million. Under the terms of the agreement, holders of Healthdyne Technologies common stock will receive Respironics common stock equivalent to $24.00 per share for each Healthdyne Technologies share held. The transaction is valued at approximately $370 million including the assumption of approximately $33 million in debt. The transaction is expected to be accounted for as a pooling-of-interests and to be treated as a tax-free exchange. It is subject to approval by the shareholders of both companies, regulatory approval and other customary closing conditions. Completion is expected during the first quarter of calendar 1998, which is Respironics' third fiscal quarter.

               Dennis S. Meteny, president and chief executive officer of Respironics, said that the impact of the merger on the company's results will be accretive in the first full fiscal year of the merger. Respironics also will incur one-time charges and related adjustments that will approximate $25-30 million in the quarter of closing, representing transaction costs and other one-time charges related to the merger, Mr. Meteny added.

               Healthdyne Technologies is a leading designer, manufacturer and marketer of technologically advanced medical devices for use in the home, hospital and alternative clinical settings. The company's major products lines include monitoring devices for newborns, diagnostic and therapeutic devices for obstructive sleep apnea and a variety of products for the treatment of respiratory disorders, including asthma management and non invasive ventilation devices.

               Healthdyne Technologies is headquartered in Marietta, Georgia and employs over 550 individuals at the company's five locations. The company's products are distributed worldwide through a network of specialty sales forces and manufacturers' representatives selling to homecare and hospital dealers. The company's sales for the twelve months ending September 30, 1997, totaled $146 million.

               "We expect the combining of our two organizations to produce numerous benefits for customers and shareholders of both companies," Mr. Meteny stated. "Together, the two organizations represent a significant critical mass in an industry where distribution coverage, reach and product breadth count substantially," he said. "Additionally Respironics' internal new product development capability, combined with Healthdyne Technologies' expertise in product development, licensing and product acquisition, will position the combined company for rapid business expansion." Craig B. Reynolds, president and chief executive officer of Healthdyne Technologies, described the merging of the two companies as "providing a path to realizing the full potential of two strong business organizations. From Healthdyne Technologies' perspective, we view this agreement as a milestone event which materially advances the capacity of both organizations to service the large and growing marketplace for our products."

               Parker H. Petit, Healthdyne Technologies' Chairman, stated that, "This is an exciting combination of two premiere technology companies, and I am sure that our shareholders will be enthusiastic." Additionally, Gerald E. McGinnis, Respironics' Chairman, commented, "Our customers stand to benefit greatly form this combination of two powerful teams of excellent people, and when our customers are happy our shareholders are happy."

               Mr. Meteny will remain president and chief executive officer of the combined organization and Mr. Reynolds, Healthdyne Technologies' current president and chief executive officer, will join Respironics' senior management team and board of directors. In addition, Mr. Petit and J. Terry Dewberry will be joining the board of the combined companies which will be led by Mr. McGinnis.

               Respironics is a leading manufacturer of therapy products for obstructive sleep apnea and portable ventilation as well as patient interface. The company employs over 1,500 individuals worldwide and has manufacturing locations in several domestic and international locations. Respironics pioneered products for obstructive sleep apnea and bi-level ventilation. The company was awarded the American Association for Respiratory Care's annual Zenith Award for quality of products and service recently for the third time in the past four years. Additionally, the November 3, 1997 issue of Forbes magazine includes Respironics in the publication's annual list of "The Best 200 Small Companies in America."

               BT Alex Brown Incorporated and Cowen & Co. acted as financial advisors to Respironics and Healthdyne Technologies, respectively. Reed Smith Shaw & McClay LLP served as outside counsel for Respironics. Healthdyne Technologies was represented by Skadden, Arps, Slate, Meagher & Flom LLP and Troutman Sanders LLP.

               This press release contains forward-looking statements which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the respective companies financial results is included in their reports filed with the SEC, including their reports on Form 10-K, 8-K and 10-Q.

               For additional information on Respironics' and Healthdyne Technologies' products and activities, look on the companies' home pages located on the World Wide Web at WWW.RESPIRONICS.COM and WWW.HEALTHDYNE.COM